Exhibit B

ENERGY EAST CORPORATION

Tax Sharing Agreement

          THIS AGREEMENT, made and entered into as of the      day of         , 2002, by and among ENERGY EAST CORPORATION, a New York corporation having an office for the transaction of business in Albany, New York ("EEC"), and such subsidiaries of EEC as execute this Agreement at anytime.

WITNESSETH:
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          WHEREAS, EEC is a registered holding company under the Public Utility Holding Company Act of 1935 ("Act");

          WHEREAS, Rule 45(c) has been adopted by the Securities and Exchange Commission with the intention of providing methods of allocating current income taxes by a registered holding company and its subsidiaries, and this Agreement is intended to comply with Rule 45(c);

          WHEREAS, EEC and its subsidiaries (herein EEC and its subsidiaries are referred to collectively as the "Group" and individually as a "Member") have elected to file consolidated Federal income tax returns pursuant to Chapter 6 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder;

          WHEREAS, the Members desire to set forth their agreement as to how the Members shall share, with respect to any such consolidated Federal income tax return, the "Consolidated Federal Income Tax Liability" (as defined in Section 20(a), below, and determined before taking into account the business credit ("BC") under Section 38 of the Code and the minimum tax credit ("MTC") under Section 53 of the Code) (such before BC and MTC tax liability is referred to herein as "FIT") and the consolidated Federal environmental tax liability ("FET"), should such tax exist;

          WHEREAS, the Members desire to set forth their agreement as to how any Member whose inclusion in the Group results in a reduction in the FIT or FET of the Group or an increase in the BCs or MTCs utilized by the Group shall be compensated;

          WHEREAS, the Members desire to set forth their agreement as to how the Members shall share any tax liability that may be incurred with respect to any consolidated non-Federal tax return that may be filed for purposes of any tax that is imposed by any state, local or other jurisdiction;

          WHEREAS, the Members desire to set forth their agreement as to how any Member whose inclusion in any such consolidated non-Federal tax return results in a reduction in tax or an increase in any applicable tax credit that is utilized on such consolidated non-Federal tax return shall be compensated; and

          WHEREAS, this Agreement is intended to reflect an election by the Group to allocate tax liability among the members under the method described in Regulations sections 1.1552-1(a)(2) and 1.1502-33(d)(3);

          NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration received by each party hereto, the parties hereto agree as follows.

          1. Each party hereto, by virtue of its membership in the Group, agrees to participate in the annual filing of a consolidated Federal income tax return.

          2. With respect to each such return, there shall be apportioned to each Member a part of the Group's FIT and a part of the Group's FET and there shall be allocated a part of the BCs utilized by the Group and a part of the MTCs utilized by the Group.

          3. The Group's regular tax ("RT") and alternative minimum tax ("AMT") with respect to such a return shall be separately apportioned to each member as follows:

     (a) First, determine the Group's FIT by using the "RT" calculation or the "AMT" calculation, whichever is applicable for the Group.

     (b) Next, determine each Member's "Separate FIT" (as defined in Section 20(d), below) by using the RT calculation or the AMT calculation, whichever is used in Section 3(a), above.

     (c) Next, determine the Group's FIT by (i) using the RT calculation or the AMT calculation, whichever is used in Section 3(a), above, and (ii) excluding all Members ("Section 3 Members") of the Group for which the calculation in Section 3(b), above, did not result in a positive FIT.

     (d) Next, apportion the amount determined pursuant to Section 3(c), above, among the Members that are not Section 3 Members pro rata based upon each's Separate FIT determined pursuant to Section 3(b), above, and subject to the limitation that there shall not be apportioned to any Member an amount that is in excess of the Member's Separate FIT.

     (e) Next, determine the amount by which (i) the amount determined pursuant to Section 3(c), above, exceeds (ii) the amount determined pursuant to Section 3(a), above.

     (f) Finally, apportion the amount determined pursuant to Section 3(e), above, among the Section 3 Members pro rata based upon each's "Contribution Amount". For this purpose, a Section 3 Member's "Contribution Amount" is equal to the amount, if any, by which (i) the Group's FIT, determined (A) by using the RT calculation or the AMT calculation, whichever is used in Section 3(a), above, and (B) by not including the Section 3 Member in the Group, exceeds (ii) the amount determined pursuant to Section 3(a), above.

In calculating FIT pursuant to Sections 3(a) and 3(f), above, if the calculation results in a carryforward or carryback of any item of deduction that results in a tax savings for a taxable year other than the taxable year for which the calculation is being made, such savings shall be treated as a negative FIT for the taxable year for which the calculation is being made. However, not withstanding any provision of this Agreement that may be to the contrary, in the case of tax savings that results from the carryforward of any item of deduction, no payment shall be made pursuant to Section 8, below, and Section 13 below, until the tax savings is actually realized by the Group. A Member's Separate FIT shall be calculated as if the Member, for the taxable year for which the calculation is being made and all other relevant taxable years, were not a member of an affiliated group of corporations for purposes of the Code, except that any "net operating loss" as defined in Section 172(c) of the Code (and any "alternative tax net operating loss" for purposes of Section 56(d) of the Code) that ever has been taken into account in calculating the Group's FIT shall be disregarded.

          4. Each Member's apportioned share of the Group's FET with respect to such a return shall be determined as follows:

     (a) First, determine the Group's FET.

     (b) Next, determine each Member's separate FET.

     (c) Next, determine the Group's FET by excluding any Member (a "Section 4 Member") of the Group that, for purposes of calculating its separate FET, did not have a positive "modified alternative minimum taxable income" as defined in Section 59A(b) of the Code.

     (d) Next, apportion the amount determined pursuant to Section 4(c), above, among the Members that are not Section 4 Members pro rata based upon each's separate FET determined pursuant to Section 4(b), above.

     (e) Next, determine the amount by which (i) the amount determined pursuant to Section 4(c), above, exceeds (ii) the amount determined pursuant to Section 4(a), above.

     (f) Finally, apportion the amount determined pursuant to Section 4(e), above, among the Section 4 Members pro rata based upon each's "Contribution Amount". For this purpose, a Section 4 Member's "Contribution Amount" is equal to the amount, if any, by which (i) the Group's FET, determined by not including the Section 4 Member in the Group, exceeds (ii) the amount determined pursuant to Section 4(a), above.

A Member's separate FET shall be calculated as if the Member, for the taxable year for which the calculation is being made and all other relevant taxable years, were not a member of an affiliated group of corporations for purposes of the Code, except that any "alternative tax net operating loss" for purposes of Section 56(d) of the Code that ever has been taken into account in calculating the Group's FET shall be disregarded.

          5. Each Member's allocated share of the BCs utilized by the Group (including any additional amount of BCs that, pursuant to Section 9(e), below, is deemed to be utilized) with respect to such a return shall be determined as follows:

     (a) First, assign all not previously used BCs that have been generated by Members to vintage years based upon the taxable years in which they have been generated.

     (b) Next, determine to which vintage years the BCs that the Group uses, or is deemed to use, on such return ("Used BCs") belong by deeming the Used BCs to consist first of the oldest vintage of BCs, then of the next oldest vintage of BCs and so on until all of the Used BCs have been deemed to belong to a vintage of BCs.

     (c) Finally, allocate the Used BCs to those Members of the Group that generated BCs during the vintage years determined pursuant to Section 5(b), above. There shall be allocated to each such Member an amount that is equal to the total amount of the BCs that were generated by the Member in the vintage years so determined. Notwithstanding the previous sentence, if, pursuant to Section 5(b), above, a lesser amount of Used BCs is deemed to belong to a vintage year than the amount of BCs that, pursuant to Section 5(a), above, have been assigned to that vintage year, as to that vintage year there shall be allocated to a Member that generated BCs in that vintage year a pro rata amount of the Used BCs that are deemed to belong to that vintage year, which pro rata amount shall be based upon the ratio that the amount of BCs that were generated by the Member in that vintage year and not previously used bears to the amount of BCs that, pursuant to Section 5(a), above, have been assigned to that vintage year.

For purposes of this Section 5, in determining the research credit ("R&DC") under Section 41 of the Code that has been generated by a particular Member, the following rules shall apply.

     (d) First, determine the R&DC generated by the Group.

     (e) Next, determine the R&DC that would have been generated by each Member if, for the taxable year for which the calculation is being made and all other relevant taxable years, the Member were not a member of an affiliated group of corporations for purposes of the Code.

     (f) The amount of the R&DC generated by each Member shall be deemed to be the product of (i) the amount determined for the Group pursuant to Section 5(d), above, multiplied by (ii) a fraction (A) the numerator of which is the amount determined for the Member pursuant to Section 5(e), above, and (B) the denominator of which is the sum of the amounts determined for all the Members pursuant to Section 5(e), above.

          6. Each Member's allocated share of the MTCs utilized by the Group (including any additional amount of MTCs that, pursuant to Section 10(e), below, is deemed to be utilized) with respect to such a return shall be determined as follows:

     (a) First, assign all not previously used MTCs that have been generated by Members to vintage years based upon the taxable years in which they have been generated.

     (b) Next, determine to which vintage years the MTCs that the Group uses, or is deemed to use, on such return ("Used MTCs") belong by deeming the Used MTCs to consist first of the oldest vintage of MTCs, then of the next oldest vintage of MTCs and so on until all of the Used MTCs have been deemed to belong to a vintage of MTCs.

     (c) Finally, allocate the Used MTCs to those Members of the Group that generated MTCs during the vintage years determined pursuant to Section 6(b), above. There shall be allocated to each such Member an amount that is equal to the total amount of the MTCs that were generated by the Member in the vintage years so determined. Notwithstanding the previous sentence, if, pursuant to Section 6(b), above, a lesser amount of Used MTCs is deemed to belong to a vintage year than the amount of MTCs that, pursuant to Section 6(a), above, have been assigned to that vintage year, as to that vintage year there shall be allocated to a Member that generated MTCs in that vintage year a pro rata amount of the Used MTCs that are deemed to belong to that vintage year, which pro rata amount shall be based upon the ratio that the amount of MTCs that were generated by the Member in that vintage year and not previously used bears to the amount of MTCs that, pursuant to Section 6(a), above, have been assigned to that vintage year.

          7. Those Members (other than EEC) that are apportioned a share pursuant to either Section 3(d), above, or Section 4(d), above, shall make, with respect to such a return, a cash payment to EEC equal to any such apportioned amount.

          8. EEC shall make, with respect to such a return, a cash payment to those Members (other than EEC) that are apportioned a share pursuant to Section 3(f), above, equal to the share apportioned. However, the cash payment required by the previous sentence shall be reduced by the amount (the "Reduction Amount"), if any, determined as follows:

     (a) First, determine the Group's total cash tax liability with respect to such return without regard to the Group's FET.

     (b) Next, determine the Group's total cash tax liability with respect to such return (i) without regard to the Group's FET and (ii) by excluding all items of income and deduction of Members ("Section 8 Members") of the Group that, based solely on the first sentence of this Section 8, would be entitled to a cash payment.

     (c) Next, determine the amount, if any, by which (i) the amount determined pursuant to Section 8(b), above, exceeds (ii) the amount determined pursuant to Section 8(a), above.

     (d) Next, apportion the amount determined pursuant to Section 8(c), above, among the Section 8 Members pro rata based upon each's "Contribution Amount". For this purpose, a Section 8 Member's "Contribution Amount" is equal to the amount, if any, by which (i) the Group's total cash tax liability with respect to such return determined (A) without regard to the Group's FET and (B) by not including the Section 8 Member in the Group exceeds (ii) the amount determined pursuant to 8(a), above.

     (e) Finally, for each Section 8 Member, determine the amount by which (i) the amount of the share apportioned to the Section 8 Member pursuant to Section 3(f), above, exceeds (ii) the amount determined pursuant to Section 8(d), above. The amount determined pursuant to the previous sentence is the Reduction Amount.

In calculating the Group's total cash liability pursuant to Sections 8(a) and 8(d), above, if the calculation results in a carryforward or carryback of any item of deduction that results in a cash tax savings for a taxable year other than the taxable year for which the calculation is being made, such savings shall be treated as a negative cash tax liability for the taxable year for which the calculation is being made.

          9. If, with respect to such a return, any Section 8 Member has a positive Reduction Amount, the BC carryforwards and carrybacks of the Members shall be adjusted as set forth in this Section 9.

     (a) First, determine what would have been the amount of BCs actually used on the return if the Group's total cash tax liability had been determined pursuant to Section 8(b), above.

     (b) Next, determine the amount (the "Reallocated BC Amount") by which (i) the amount determined pursuant to Section 9(a), above, exceeds (ii) the amount of BCs actually used on the return.

     (c) Next, apportion the Reallocated BC Amount among those Section 8 Members that have positive Reduction Amounts pro rata based upon each's Reduction Amount.

     (d) Next, deem any Reallocated BC Amount that is apportioned to a Section 8 Member pursuant to Section 9(c), above, to be a BC that was generated by that Section 8 Member for purposes of applying Section 5, above, to any other consolidated Federal income tax return that is filed by the Group. For purposes of so applying Section 5, (i) all BCs that are attributable to Reallocated BC Amounts shall be assigned to vintage years based upon the taxable years to which the Reallocated BC Amounts relate and (ii) the vintage years to which they are assigned shall be deemed to be more recent than the vintage years of any BCs that are not attributable to Reallocated BC Amounts.

     (e) Finally, for purposes of applying Section 5, above, deem the Reallocated BC Amount to be an additional amount of BCs that is utilized by the Group.

          10. If, with respect to such a return, any Section 8 Member has a positive Reduction Amount, the MTC carryforwards of the Members shall be adjusted as set forth in this Section 10.

     (a) First, determine what would have been the amount of MTCs actually used on the return if the Group's total cash tax liability had been determined pursuant to Section 8(b), above.

     (b) Next, determine the amount (the "Reallocated MTC Amount") by which (i) the amount determined pursuant to Section 10(a), above, exceeds (ii) the amount of MTCs actually used on the return.

     (c) Next, apportion the Reallocated MTC Amount among those Section 8 Members that have positive Reduction Amounts pro rata based upon each's Reduction Amount.

     (d) Next, deem any Reallocated MTC Amount that is apportioned to a Section 8 Member pursuant to Section 10(c), above, to be a MTC that was generated by that Section 8 Member for purposes of applying Section 6, above, to any other consolidated Federal income tax return that is filed by the Group. For purposes of so applying Section 6, (i) all MTCs that are attributable to Reallocated MTC Amounts shall be assigned to vintage years based upon the taxable years to which the Reallocated MTC Amounts relate and (ii) the vintage years to which they are assigned shall be deemed to be more recent than the vintage years of any MTCs that are not attributable to Reallocated MTC Amounts.

     (e) Finally, for purposes of applying Section 6, above, deem the Reallocated MTC Amount to be an additional amount of MTCs that is utilized by the Group.

          11. EEC shall make, with respect to such a return, a cash payment to those Members (other than EEC) that are apportioned or allocated a share pursuant to either Section 4(f), above, Section 5(c), above, or Section 6(c), above, equal to any such apportioned or allocated amount.

          12. Any cash payments that are required pursuant to Section 7, above, Section 8, above, or Section 11, above, shall be made at such times throughout the year as the related tax payments (or refunds) are made to (or received from) the Internal Revenue Service.

          13. In the case of any consolidated non-Federal tax return that may be filed for purposes of any tax that is imposed by any state, local or other jurisdiction, any tax liability that is incurred shall be shared by the Members that are included in such consolidated non-Federal tax return on a basis that is analogous to how such Members would share FIT under this Agreement in the case of the filing of a consolidated Federal income tax return solely by the Members that are included in such consolidated non-Federal tax return.

          14. If the inclusion of a Member in any such consolidated non-Federal tax return results in a reduction in tax or an increase in any applicable tax credit that is utilized on such consolidated non-Federal tax return, that Member shall be compensated on a basis that is analogous to how that Member would be compensated under this Agreement in the case of the filing of a consolidated Federal income tax return solely by the Members that are included in such consolidated non-Federal tax return.

          15. This Agreement may be amended only by a written instrument that is executed by all the Members.

          16. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

          17. This Agreement contains the entire understanding and agreement of the Members as to the subject matter hereof and this Agreement shall completely and fully supersede all other prior understandings or agreements, both written and oral, between and among the Members.

          18. This Agreement is intended solely for the benefit of the parties hereto. Nothing in this Agreement shall be construed to create any duty to, standard of care with reference to, or any liability to, any person not a party to this Agreement.

          19. If any paragraph, phrase, provision or portion of this Agreement shall for any reason be adjudged to be illegal or unenforceable by a court of competent jurisdiction or regulatory agency, such paragraph, phrase, provision or portion so adjudged shall be deemed separate, distinct and independent, and the remainder of this Agreement shall be and remain in full force and effect and shall not be rendered illegal, unenforceable or otherwise affected by such adjudication.

          20. It is the intention of the parties hereto to comply with Rule 45(c)(5) of the Public Utility Holding Company Act of 1935 ("PUHCA"), and the provisions of this Agreement shall be interpreted so as to be consistent with that rule. Accordingly, the following terms shall be defined as set forth below, which definitions are intended to be consistent with the requirements and provisions of PUHCA Rule 45(c)(1):

     (a) "Consolidated Federal Income Tax Liability" means the aggregate tax liability for a tax year, being the tax shown on the Federal consolidated return and adjustments thereto thereafter determined. The consolidated tax shall be the refund if the consolidated return shows a negative tax.

     (b) "Corporate Tax Credit" means a negative separate return tax of a Member for a tax year, equal to the amount by which the consolidated tax is reduced by including a net corporate taxable loss or other net tax benefit of the Member in the consolidated tax return. For purposes of this Agreement, it is equal to the sum of any amounts due pursuant to Section 8, above, and Section 11, above.

     (c) "Corporate Taxable Income" and "Corporate Taxable Loss" mean the income or loss, respectively, of a Member for a tax year, computed as though the Member had filed a separate return on the same basis as used in the consolidated return, except that dividend income from Members shall be disregarded, and other intercompany transactions eliminated in the consolidated return shall be given appropriate effect. It shall be further adjusted to allow for applicable rights accrued to the Member under PUHCA Rule 45(c)(4) and PUHCA Rule 45(c)(5), or under any prior PUHCA rules or orders, on the basis of other tax years, but carryovers or carrybacks shall not be taken into account if the Member has been paid a corporate tax credit therefor. If a Member is a Member for only part of a tax year, that period shall be deemed to be its tax year for all purposes under this Agreement.

     (d) "Separate FIT" means the tax on the corporate taxable income of a Member computed as though the Member were not a Member.

     (e) "Acquisition Interest Expense" means ECC's interest expense associated with (i) the debentures that were issued to help finance the cash portion of the consideration that was paid in the merger and acquisition of the RGS Energy Group, Inc., and (ii) the unsecured debt that was issued to help finance the cash portions of the consideration that was used in the acquisitions of CMP Group, CTG Resources and Berkshire Energy.

Moreover, in order to effect PUHCA Rule 45(c)(5), if EEC is a Section 3 Member, for purposes of Section 3(c)(ii), above, and Section 3(f)(i)(B), above, there shall be excluded with respect to EEC only so much of EEC's "Corporate Taxable Loss" (as defined in Section 20(c), above) as does not exceed the amount of EEC's "Acquisition Interest Expense" (as defined in Section 20(e), above). Consequently, the excess loss over and above Acquisition Interest Expense shall inure to the benefit of the other Members.

          IN WITNESS WHEREOF, the Members have caused this Agreement to be executed by their proper officers thereunto duly authorized as of the date first above written.

BERKSHIRE ENERGY RESOURCES
CMP GROUP, INC.
CONNECTICUT ENERGY CORPORATION
CTG RESOURCES, INC.
ENERGY EAST CORPORATION
ENERGY EAST ENTERPRISES, INC.
ENERGY EAST MANAGEMENT CORPORATION
ENERGY EAST SOLUTIONS, INC.
ENERGY EAST TELECOMMUNICATIONS, INC.

NEW ENGLAND BUSINESS TRUST
NEW ENGLAND INVESTMENT CORPORATION
NEW ENGLAND SECURITY CORPORATION
NEW HAMPSHIRE GAS CORPORATION
NYSEG SOLUTIONS, INC.
RGS ENERGY GROUP, INC.
SENECA LAKE STORAGE, INC.
THE ENERGY NETWORK, INC.

Name: Robert D. Kump
Title:    Vice President, Treasurer and Secretary
           (President - New England Investment
           Corporation, Vice President, Chief
            Financial Officer and Secretary - The
            Energy Network, Inc., Vice President and
            Secretary - RGS Energy Group, Inc.,
            Treasurer and Secretary - Energy East
            Enterprises, Inc., Treasurer - New England
            Business Trust and New England Security
            Corporation, Secretary - Energy East
            Solutions, Inc., Energy East
            Telecommunications, Inc., New Hampshire
            Gas Corporation, NYSEG Solutions, Inc.
            and Seneca Lake Storage, Inc.)

CAYUGA ENERGY, INC. CNE ENERGY SERVICES GROUP, INC. CNE VENTURE-TECH, INC. MAINECOM SERVICES MAINE NATURAL GAS CORPORATION	MAINEPOWER TEN COMPANIES, INC. TEN TRANSMISSION COMPANY THE HARTFORD STEAM COMPANY THE UNION WATER-POWER COMPANY

Name: Michael I. German
Title:    President
           (Chairman, President and Chief Executive             Officer - TEN Companies, Inc., TEN             Transmission Company and The Hartford             Steam Company, Chairman - The Union             Water-Power Company, President and             Chief Financial Officer - CNE Energy             Services Group, Inc.)

AVRIMAC CORPORATION BURNWELL GAS DISTRIBUTORS, INC. GRIFFITH ENERGY MANAGEMENT GRIFFITH OIL COMPANY, INC.	MCKEE ROAD CORPORATION MOORE BROTHERS OIL COMPANY, INC. SEIMAX GAS CORPORATION SUGAR CREEK CORPORATION
Name: Christian B. Modesti Title: Chief Financial Officer (Treasurer - Sugar Creek Corporation)
CENTRAL MAINE POWER COMPANY CENTRAL SECURITIES CORPORATION	CUMBERLAND SECURITIES CORPORATION NOVARCO
Name: Sara J. Burns Title: President (President and Chief Operating Officer - Central Securities Corporation and Cumberland Securities Corporation)
BERKSERV, INC. BERKSHIRE PROPANE, INC.	THE BERKSHIRE GAS COMPANY

Name: Robert M. Allessio
Title:    President and Treasurer
           (President, Chief Executive Officer and             Treasurer - The Berkshire Gas Company,             President, Chief Operating Officer and             Treasurer - BerkServ, Inc. and Berkshire             Propane, Inc.)

ENERGETIX, INC. RGS DEVELOPMENT CORPORATION	ROCHESTER GAS AND ELECTRIC CORPORATION
Name: Mark Keogh Title: Secretary and Treasurer (President - RGS Development Corporation, Vice President, Secretary and Treasurer - Rochester Gas and Electric Corporation)

CONNECTICUT NATURAL GAS CORPORATION	THE SOUTHERN CONNECTICUT GAS COMPANY
Name: James P. Laurito Title: President and Chief Operating Officer
NEW YORK STATE ELECTRIC & GAS CORPORATION
Name: Sherwood J. Rafferty Title: Senior Vice President and Chief Financial Officer

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